EXHIBIT 99.2

SALE AND PURCHASE AGREEMENT

between

CITGO PETROLEUM CORPORATION

and

LYONDELL CHEMICAL COMPANY

dated as of

July 31, 2006

i

Exhibits (omitted)

Exhibit A	Crude Oil Sales Agreement

Exhibit B	Dispute Resolution Procedures

Exhibit C	LCR Partnership Settlement Agreement

Exhibit D	Marketing Agreement – Xylenes

Exhibit E	Naphthenic Agreement

Exhibit F	Paraffinic License Agreement

Exhibit G	Petroleum Coke Product Sales Agreement

Exhibit H	Refined Products Transitional Product Sales Agreement

Exhibit I	Sulfur Product Sales Agreement

Exhibit J	Transition Services Agreement

Exhibit K	Transitional Naphthenic Agreement

Exhibit L	White Oils Agreement

ii

Schedules (omitted)

Schedule 1.1(a)	Bond-Financed Facilities

Schedule 1.1(b)	Legal Descriptions of Land

Schedule 1.1(c)	Terminated Agreements

Schedule 2.2	Purchase Price

Schedule 2.5	Closing Inventory Adjustment

Schedule 2.6	Closing Net Working Capital Adjustment

Schedule 5.13	Seller Loaned Employees

A copy of the Exhibits and Schedules will be furnished to the Securities and Exchange Commission upon request

iii

SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 31, 2006, by and between CITGO PETROLEUM CORPORATION, a Delaware corporation (“Seller”), and LYONDELL CHEMICAL COMPANY, a Delaware corporation (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. LYONDELL-CITGO Refining LP, a Delaware limited partnership (“LCR”), owns and operates a refinery on the Houston Ship Channel in Houston, Texas (the “LCR Refinery”);

B. Buyer indirectly owns 58.75% of the issued and outstanding partnership interests of LCR (the “LCR Interests”) through its wholly owned subsidiaries Lyondell Refining Partners LP, a Delaware limited partnership (“Lyondell LP”), and Lyondell Refining Company LP, a Delaware limited partnership (“Lyondell GP”);

C. Seller indirectly owns 41.25% of the LCR Interests through its wholly owned subsidiaries CITGO Refining Investment Company, an Oklahoma corporation (“CITGO LP”), with a 40.25% limited partnership interest in LCR (the “CITGO LP Interest”), and CITGO Gulf Coast Refining, Inc., a Delaware corporation (“CITGO GP”), with a 1% general partnership interest in LCR (the “CITGO GP Interest”);

D. Buyer formed Lyondell Houston Refinery A Inc., a Delaware corporation and wholly owned subsidiary of Buyer (“Newco A”), to purchase the CITGO GP Interest;

E. Buyer formed Lyondell Houston Refinery Inc., a Delaware corporation and wholly owned subsidiary of Buyer (“Newco”), to purchase the CITGO LP Interest; and

F. Seller desires to sell to Newco A and Newco, and Buyer desires that Newco A and Newco purchase from Seller, the CITGO GP Interest and the CITGO LP Interest (save and except the rights reserved by Seller under Section 2.7) (together, the “CITGO LCR Interest”) in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement (including in the recitals), the following terms, when capitalized, shall have the following meanings:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For purposes of this Agreement, Buyer and Seller are not Affiliates of each other, but LCR is an Affiliate of Buyer.

“Agreement” has the meaning given such term in the preamble of this Agreement.

“Applicable Rate” means a rate per annum which shall be equal to the sum of LIBOR plus 100 basis points.

“Authorization” means any franchise, permit, license, authorization, order, certificate, registration, exemption, right or other consent or approval granted by any Governmental Authority.

“Base Purchase Price” has the meaning given such term in Section 2.2.

“Benefit Plan” includes (i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any plan that would be an employee benefit plan if it were subject to ERISA or the Code, such as foreign plans and plans for directors, (iv) any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), (v) any bonus, deferred compensation, excess benefit, or incentive compensation plan, (vi) any severance agreement, plan, program, policy or arrangement, (vii) any supplemental unemployment, sick leave, long-term disability, post-retirement medical or life insurance, and (viii) any other plan, program, policy or arrangement providing benefits to employees.

“Birmingport Facility” means the lubes blending facility located in Birmingport, Alabama and all related facilities (including all real and personal property).

“Bonds” has the meaning given such term in Section 5.6.

“Bond-Financed Facilities” means those solid waste disposal facilities and sewage facilities financed in part with tax-exempt bond proceeds and which are more particularly identified on Schedule 1.1(a).

“Business” means the refining, blending, purchasing and marketing of products, blendstocks and feedstocks, conducted by LCR, or its predecessors or successors in title or interest, at the LCR Refinery and the Birmingport Facility, or otherwise utilizing any of the LCR Assets, at any time prior to, during and after the Seller’s Ownership Period.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York or Houston, Texas are authorized or obligated to close.

“Buyer” has the meaning given such term in the preamble of this Agreement.

“Buyer Indemnitees” means Buyer, its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

“Change in Use” has the meaning given such term in Section 5.6.

“CITGO GP” has the meaning given such term in the recitals to this Agreement.

“CITGO GP Interest” has the meaning given such term in the recitals to this Agreement.

“CITGO LCR Interest” has the meaning given such term in the recitals to this Agreement.

“CITGO LP” has the meaning given such term in the recitals to this Agreement.

“CITGO LP Adjusted Tax Basis” means the sum of:

(a) negative $41,000,000,

(b) the income or loss allocated to CITGO LP as shown on the Form K-1 provided by LCR for the taxable year of LCR which includes the Effective Time consistent with Section 5.4(b), and

(c) contributions made to LCR by CITGO LP for the taxable year of LCR which includes the Effective Time,

reduced by distributions made by LCR to CITGO LP for the taxable year of LCR which includes the Effective Time.

“CITGO LP Interest” has the meaning given such term in the recitals to this Agreement.

“CITGO Owner’s Loan” means the indebtedness and accrued interest in the amount of $39,528,833 payable by LCR to CITGO LP as of the day prior to the Closing Date.

“Claim” means (i) any demand, claim, grievance or Litigation, made or initiated by any Person for any Loss, specific performance, injunctive relief, remediation or other equitable relief or (ii) any charge or notice of violation made or initiated by a Governmental Authority, in each of cases (i) and (ii), whether or not ultimately determined to be valid.

“Closing” has the meaning given such term in Section 2.3.

“Closing Date” has the meaning given such term in Section 2.3.

“Closing Inventory” means the value of the Inventory as of the Effective Time, calculated in accordance with Schedule 2.5.

“Closing Inventory Adjustment” has the meaning given such term in Section 2.5(b).

“Closing Inventory Statement” has the meaning given such term in Section 2.5(c).

“Closing Net Working Capital” means the value of the Net Working Capital as of the Effective Time, calculated in accordance with Schedule 2.6.

“Closing Net Working Capital Adjustment” has the meaning given such term in Section 2.6(b).

“Closing Net Working Capital Statement” has the meaning given such term in Section 2.6(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Crude Oil Sales Agreement” means the Crude Oil Sales Agreement to be entered into by and between LCR and PDVSA Petróleo S.A. dated August 1, 2006, in the form attached hereto as Exhibit A.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, Del. Code tit. 6, §17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Dispute Resolution Procedures” means the procedures for arbitration set forth in Exhibit B.

“Dollars” and the symbol “$” mean the lawful currency of the United States of America.

“Effective Time” means 11:59 P.M. Central time on July 31, 2006.

“Environmental Law” means any Law pertaining to health (with respect to exposure to Hazardous Materials), the protection of natural resources, wildlife, or the environment or public health or safety, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the regulations promulgated pursuant thereto and the Oil Pollution Act of 1990, as amended, and any state and local Laws implementing or comparable to the foregoing federal Laws.

“Environmental Matters” means (a) the actual or asserted presence or release into the environment of Hazardous Materials at or from the Physical Assets or any other location, (b) any condition that now requires or may in the future require remediation of soil, groundwater or any other environmental medium, (c) any condition that now gives rise to or may in the future give rise to a Claim relating to damage to natural resources, (d) any condition that now gives rise to or may in the future give rise to a Claim relating to exposure to Hazardous Materials, (e) any actual or asserted liability for noncompliance with, or lack of an Authorization under, any Environmental Law, or (f) any condition that otherwise could result in the imposition of liability under Environmental Law. Notwithstanding the foregoing, Environmental Matters shall not include any MTBE Matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Inventory” has the meaning given such term in Section 2.5(a).

“Estimated Net Working Capital” has the meaning given such term in Section 2.6(a).

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers; provided, however, that such term shall not include any entity or organization that is engaged in industrial or commercial operations and is wholly or partly owned by any government.

“Hazardous Materials” means those pollutants, contaminants, chemicals or toxic, hazardous or petroleum hydrocarbon substances or wastes that are regulated or become regulated in the future under applicable Environmental Laws.

“Indemnified Party” has the meaning given such term in Section 6.4(a).

“Indemnifying Party” has the meaning given such term in Section 6.4(a).

“Inventory” has the meaning given such term on Schedule 2.5.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, in the case of either Party, the actual knowledge of such Party’s General Counsel, without independent investigation or inquiry.

“Land” means the tracts or parcels of land, and interests in land, owned, leased or otherwise held at any time by LCR or any predecessor or successor in interest or title, including those parcels of land listed on Schedule 1.1(b).

“Law” means any law, statute or ordinance of any nation or state, including the United States of America, and any political subdivision thereof, including any state of the United States of America, any regulation, policy, protocol, proclamation or executive order promulgated by any Governmental Authority, any rule or regulation of any self-regulatory organization such as a securities exchange, or any applicable judgment, order, decree or decision of any court or other Governmental Authority having the effect of law in any such jurisdiction.

“LCR” has the meaning given such term in the recitals to this Agreement.

“LCR Assets” means (i) the LCR Refinery; (ii) the Birmingport Facility; (iii) the Physical Assets and (iv) all related assets of every kind, nature and character and description, tangible and intangible (including any and all contracts and Authorizations), real, personal or mixed, and which are or have been used, either in whole or in part, in the conduct of operations by LCR or its predecessors or successors in title or interest.

“LCR Interests” has the meaning given such term in the recitals to this Agreement.

“LCR Partnership Agreement” means the Limited Partnership Agreement of LCR dated as of December 31, 1998, as amended.

“LCR Partnership Settlement Agreement” means that certain agreement to be entered into by and among Seller, Buyer and Equistar Chemicals, LP, a Delaware limited partnership and wholly owned Subsidiary of Buyer, together with the schedules thereto, effective as of the Closing Date, in the form attached hereto as Exhibit C.

“LCR Refinery” has the meaning given such term in the recitals to this Agreement.

“LIBOR” means the London Inter-Bank Offering Rate for a month as indicated in the Telerate page 3750 at 11:00 AM (London time) on the first day of the applicable period or, if commercial banks are not open for international operations in London on such day, the rate on the next day on which banks in London are open for international operations.

“Lien” means any mortgage, pledge, security interest, lien, deed of charge, floating charge or other charge of any kind, encumbrance or other adverse claim (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, or the filing of or agreement to give any security interest, charge or financing statement under the Laws of any jurisdiction.

“Litigation” means any action, case, cause of action, suit, investigation or other proceeding instituted before any Governmental Authority or any arbitration proceeding.

“Loss” means all damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, Obligations, Taxes, Liens, losses, expenses and fees, including costs of investigation, court costs, costs of defense and reasonable attorneys’ fees and expenses.

“Lyondell GP” has the meaning given such term in the recitals to this Agreement.

“Lyondell LP” has the meaning given such term in the recitals to this Agreement.

“Marketing Agreement – Xylenes” means the Marketing Agreement – Xylenes to be entered into by and between LCR and Seller effective as of the Closing Date, in the form attached hereto as Exhibit D.

“Morgan Stanley Engagement Letter” means that certain letter agreement dated April 20, 2006 by and among LCR, Morgan Stanley & Co. Incorporated, Buyer and Seller.

“MTBE” means methyl tertiary butyl ether.

“MTBE Matters” means any Claim against LCR relating to or arising out of (i) the transportation, storage, handling, marketing, promotion, production, acquisition, sale or distribution by LCR of MTBE or any gasoline or other products containing MTBE during the Seller’s Ownership Period or (ii) the production, transportation, storage, distribution or disposal by LCR of any waste streams containing MTBE during the Seller’s Ownership Period.

“Naphthenic Agreement” means the Interim Naphthenic Lubricants and Specialty Oils Sales Agreement to be entered into by and between LCR and Nynas USA, Inc. effective as of September 1, 2006, in the form attached hereto as Exhibit E.

“Net Working Capital” has the meaning given such term in Schedule 2.6.

“Newco” has the meaning given such term in the recitals to this Agreement.

“Newco A” has the meaning given such term in the recitals to this Agreement.

“Obligations” means any and all duties, liabilities and obligations, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

“Other Agreements” means the Crude Supply Agreement, the Marketing Agreement – Xylenes, the Naphthenic Agreement, the Paraffinic License Agreement, the Petroleum Coke Product Sales Agreement, the Refined Products Transitional Product Sales Agreement, the Sulfur Product Sales Agreement, the Transition Services Agreement, Transitional Naphthenic Agreement and the White Oils Agreement.

“Paraffinic License Agreement” means the Paraffinic Trademark License Agreement to be entered into by and between LCR and Seller effective as of the Closing Date, in the form attached hereto as Exhibit F.

“Party” has the meaning specified in the preamble of this Agreement.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, any other form of business or professional entity, or any Governmental Authority.

“Petroleum Coke Product Sales Agreement” means the Product Sales Agreement for petroleum coke to be entered into by and between LCR and TCP Petcoke Corporation effective as of the Closing Date, in the form attached hereto as Exhibit G.

“Physical Assets” means the Land and all tangible assets and properties of LCR that are located on the Land.

“Pipelines” has the meaning given such term in Section 5.9.

“Product Sales Agreement—MTBE” means the Product Sales Agreement for MTBE between Equistar Chemicals LP, a Delaware limited partnership, as successor to Buyer, and LCR effective as of January 1, 1997, as amended.

“Product Sales Agreement—Refined Products” means the Product Sales Agreement for refined products between Seller and LCR dated July 1, 1993, as amended.

“Purchase Price” has the meaning given such term in Section 2.2.

“Refined Products Transitional Product Sales Agreement” means the Transitional Product Sales Agreement for refined products to be entered into by and between LCR and Seller effective as of the Closing Date, in the form attached hereto as Exhibit H.

“Seller” has the meaning given such term in the preamble of this Agreement.

“Seller Indemnitees” means Seller, its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns.

“Seller Material Adverse Effect” means a material adverse effect on the ability of Seller to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

“Seller’s Ownership Period” means the period from July 1, 1993 to the Effective Time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity (and any successor to any such legal entity) of which such Person owns, directly or indirectly, more than 50% of the stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Sulfur Product Sales Agreement” means the Product Sales Agreement for Sulfur to be entered into by and between LCR and Seller effective as of the Closing Date, in the form attached hereto as Exhibit I.

“Tax” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income taxes, gross receipts, ad valorem, value added, excise, real or property, asset, sales, use, franchise, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, disability, wage, employment, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed by or on behalf or payable to any Governmental Authority, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties.

“Tax Matters Partner” means Lyondell GP or another Person designated by Buyer to be tax matters partner of LCR pursuant to Section 6231(a)(7) of the Code.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

“Terminated Agreements” means the agreements set forth on Schedule 1.1(c) to be terminated on the Closing Date.

“Third-Party Claim” has the meaning given such term in Section 6.4(b).

“Tolling Agreement” means the Tolling Agreement between Equistar Chemicals LP, a Delaware limited partnership, as successor to Buyer, and LCR dated July 1, 1993, as amended.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and between LCR and Seller effective as of the Closing Date, in the form attached hereto as Exhibit J.

“Transitional Naphthenic Agreement” means the Transitional Naphthenic, Lubricants and Specialty Oils Sales Agreement to be entered into by and between LCR and Seller effective as of the Closing Date, in the form attached hereto as Exhibit K.

“White Oils Agreement” means the Interim White Mineral Oils Sales Agreement to be entered into by and between LCR and Seller effective as of the Closing Date, in the form of Exhibit L.

Section 1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, all references to Exhibits refer to exhibits to this Agreement and all references to Schedules refer to schedules to this Agreement, which Exhibits and Schedules are attached hereto and made a part hereof for all purposes. The word “includes” or “including” means “including, but not limited to.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein, unless otherwise specified, are in Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE II

SALE AND TRANSFER OF CITGO LCR INTEREST; CLOSING

Section 2.1 Sale and Transfer of CITGO LCR Interest. Upon the terms and subject to the conditions set forth in this Agreement, as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the CITGO LCR Interest free and clear of all Liens, as follows:

(i) Seller shall cause CITGO GP to sell, convey, assign, transfer and deliver the CITGO GP Interest (save and except the rights reserved by Seller under Section 2.7), free and clear of all Liens, to Newco A;

(ii) Seller shall cause CITGO LP to sell, convey, assign, transfer and deliver the CITGO LP Interest (save and except the rights reserved by Seller under Section 2.7), free and clear of all Liens, to Newco; and

(iii) Buyer shall cause Newco A and Newco to purchase and acquire the CITGO LCR Interest for the consideration specified in Section 2.2.

Section 2.2 Purchase Price. The purchase price for the CITGO LCR Interest is $1,629,370,607, calculated as set forth in Schedule 2.2 (the “Base Purchase Price”), plus an amount equal to 41.25% of the value of the Inventory as determined in accordance with

Section 2.5), plus an amount equal to 41.25% of the value of the Net Working Capital (which amount may be negative) as determined in accordance with Section 2.6 (collectively, the “Purchase Price”), as such sum may be adjusted pursuant to Section 2.5, Section 2.6 and Section 5.5.

Section 2.3 Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker Botts L.L.P. in Houston, Texas, at 9:00 A.M. Central time on August 16, 2006 concurrently with the execution and delivery of this Agreement (the “Closing Date”).

Section 2.4 Deliveries at the Closing.

(a) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) instruments of assignment and transfer as shall be necessary to transfer to Newco A and Newco as of the Effective Time, as provided in Section 2.1, all of CITGO GP’s and CITGO LP’s right, title and interest in and to the CITGO LCR Interest;

(ii) the written resignations of all of Seller’s Representatives (as defined in the LCR Partnership Agreement);

(iii) duly executed Other Agreements;

(iv) duly executed termination agreements relating to the Terminated Agreements; and

(v) a duly executed LCR Partnership Settlement Agreement.

(b) At the Closing, Buyer shall:

(i) cause Newco A and Newco to purchase the CITGO LCR Interest, as provided in Section 2.1, from Seller;

(ii) pay to Seller, by wire transfer or delivery of other immediately available funds, $1,682,327,770, which is an amount equal to the Base Purchase Price, $1,629,370,607, plus an amount equal to 41.25% of the Estimated Inventory, $271,375,913, plus an amount equal to 41.25% of the Estimated Net Working Capital, ($218,418,750);

(iii) cause LCR to pay to CITGO LP by wire transfer or delivery of other immediately available funds, an amount equal to the CITGO Owner’s Loan;

(iv) duly executed Other Agreements;

(v) duly executed termination agreements relating to the Terminated Agreements; and

(vi) a duly executed LCR Partnership Settlement Agreement.

Section 2.5 Closing Inventory Adjustment.

(a) LCR has delivered a statement to Buyer and Seller setting forth LCR’s reasonable good faith estimate, determined in accordance with the procedures described on Schedule 2.5, of the value of the Inventory as of June 30, 2006 (the “Estimated Inventory”).

(b) If the Closing Inventory is greater than the Estimated Inventory, Buyer shall make an additional payment to Seller in an amount equal to 41.25% of the amount by which the Closing Inventory, as calculated in accordance with this Section 2.5, exceeds the Estimated Inventory, together with interest thereon at the Applicable Rate from and including the Closing Date to the date immediately preceding the date of payment. Such payment shall be made by wire transfer or delivery of other immediately available funds on or before the fifth Business Day after the final determination of the Closing Inventory Adjustment in accordance with this Section 2.5. If the Closing Inventory is less than the Estimated Inventory, Seller shall make a payment to Buyer in an amount equal to 41.25% of the amount by which the Estimated Inventory exceeds the Closing Inventory, as calculated in accordance with this Section 2.5, together with interest thereon at the Applicable Rate from and including the Closing Date to the date immediately preceding the date of payment. Such payment shall be made by wire transfer or delivery of other immediately available funds on or before the fifth Business Day after the final determination of the Closing Inventory Adjustment in accordance with this Section 2.5. The payment to be made by Buyer or by Seller, as applicable, is herein called the “Closing Inventory Adjustment.”

(c) Buyer shall initially calculate the Closing Inventory and deliver to Seller a statement (the “Closing Inventory Statement”) setting forth the amount of the Closing Inventory, together with supporting calculations and information, on or before the 30th day after the Closing Date. From the Closing Date through the final determination of Closing Inventory in accordance with this Section 2.5, Buyer shall cause its and LCR’s employees to give Seller and its advisors access at all reasonable times to the personnel, properties and books and records of the Business and working papers of Buyer and LCR for the purpose of conducting the physical inventory and determining the Closing Inventory. Unless Seller gives notice to Buyer on or before the 30th day after receipt of the Closing Inventory Statement that it disputes the Closing Inventory specified in the Closing Inventory Statement, the Closing Inventory shall be as specified in the Closing Inventory Statement. If Seller gives notice to Buyer on or before such 30th day that it disputes the Closing Inventory specified in the Closing Inventory Statement, Seller and Buyer shall consult in good faith and use commercially reasonable efforts to agree upon the calculation of the Closing Inventory. If on or before the 45th day after receipt by Seller of the Closing Inventory Statement, Seller and Buyer have not agreed on the Closing Inventory, either Party shall have the right to submit such matters as remain in dispute to Ernst & Young LLP, or such other accounting firm as they shall agree, for final resolution, which resolution shall be binding upon Seller and Buyer. The fees and expenses of such accounting firm for its services in resolving such dispute shall be borne equally by Seller and Buyer.

Section 2.6 Closing Net Working Capital Adjustment.

(a) LCR has delivered a statement to Buyer and Seller setting forth LCR’s reasonable good faith estimate, determined in accordance with the procedures described on Schedule 2.6, of the value of the Net Working Capital as of June 30, 2006 (the “Estimated Net Working Capital”).

(b) If the Closing Net Working Capital is greater than the Estimated Net Working Capital, Buyer shall make an additional payment to Seller in an amount equal to 41.25% of the amount by which the Closing Net Working Capital, as calculated in accordance with this Section 2.6, exceeds the Estimated Net Working Capital, together with interest thereon at the Applicable Rate from and including the Closing Date to the date immediately preceding the date of payment. Such payment shall be made by wire transfer or delivery of other immediately available funds on or before the fifth Business Day after the final determination of the Closing Net Working Capital Adjustment in accordance with this Section 2.6. If the Closing Net Working Capital is less than the Estimated Net Working Capital, Seller shall make a payment to Buyer in an amount equal to 41.25% of the amount by which the Estimated Net Working Capital exceeds the Closing Net Working Capital, as calculated in accordance with this Section 2.6, together with interest thereon at the Applicable Rate from and including the Closing Date to the date immediately preceding the date of payment. Such payment shall be made by wire transfer or delivery of other immediately available funds on or before the fifth Business Day after the final determination of the Closing Net Working Capital Adjustment in accordance with this Section 2.6. The payment to be made by Buyer or by Seller, as applicable, is herein called the “Closing Net Working Capital Adjustment.”

(c) Buyer shall initially calculate the Closing Net Working Capital and deliver to Seller a statement (the “Closing Net Working Capital Statement”) setting forth the amount of the Closing Net Working Capital, together with supporting calculations and information, on or before the 30th day after the Closing Date. From the Closing Date through the final determination of the Closing Net Working Capital in accordance with this Section 2.6(c), Buyer shall cause its and LCR’s employees to give Seller and its advisors access at all reasonable times to the personnel, properties and books and records of the Business and working papers of Buyer and LCR for the purpose of determining the Closing Net Working Capital. Unless Seller gives notice to Buyer on or before the 30th day after receipt of the Closing Net Working Capital Statement that it disputes the Closing Net Working Capital specified in the Closing Net Working Capital Statement, the Closing Net Working Capital shall be as specified in the Closing Net Working Capital Statement. If Seller gives notice to Buyer on or before such 30th day that it disputes the Closing Net Working Capital specified in the Closing Net Working Capital Statement, Seller and Buyer shall consult in good faith and use commercially reasonable efforts to agree upon the calculation of the Closing Net Working Capital. If on or before the 45th day after receipt by Seller of the Closing Net Working Capital Statement, Seller and Buyer have not agreed on the Closing Net Working Capital, either Party shall have the right to submit such matters as remain in dispute to Ernst & Young LLP, or such other accounting firm as they shall agree, for final resolution, which resolution shall be binding upon Seller and Buyer. The fees and expenses of such accounting firm for its services in resolving such dispute shall be borne equally by Seller and Buyer.

Section 2.7 Hurricane Rita Insurance Proceeds. Buyer shall cause LCR to pay to Seller 41.25% of all payments made by LCR’s insurers relating to insurance Claims for property damage and subsequent business interruption sustained by LCR as a result of Hurricane Rita and related fluid catalytic cracking unit start up issues. All such payments shall be made to Seller within five Business Days after receipt of such insurance proceeds. Such rights to share in such insurance proceeds shall be considered retained interests in LCR by Seller and shall be specifically excluded from the transferred CITGO LCR Interest. If and when such payments are made to Seller, an equal amount of taxable income shall be allocated to Seller by LCR as if it were a retired partner for federal income tax reporting purposes, including characterization to the extent available under Treasury Regulation Section 1.199-3(i)(1)(iii). Buyer shall pay interest on any amounts payable under this Section 2.7 at the Applicable Rate from and including the day on which such payment was due to the date immediately preceding the date such payment is received by Seller.

Section 2.8 Waiver of Rights under the LCR Partnership Agreement. Each Party, on its own behalf and on behalf of each of its Affiliates holding any partnership interest in LCR, hereby waives, in respect of the sale of the CITGO LCR Interest contemplated by this Agreement, compliance with the provisions of the LCR Partnership Agreement, including Article 10 thereof, relating to the sale or transfer of LCR Interests.

Section 2.9 Condition of the Physical Assets. Buyer acknowledges that it, directly or through LCR (subject to the terms of the LCR Partnership Agreement) or its predecessors in title or interest, have owned the Physical Assets and controlled the Business at all times prior to the Effective Time, and that Buyer has not relied in any way upon Seller’s statements or representations as to LCR, the Physical Assets, the Refinery, the Birmingport Facility or the Business, or any liabilities related to any of the foregoing, in determining whether to purchase the CITGO LCR Interest. In consummating the purchase and the sale of the CITGO LCR Interest contemplated hereunder, Buyer acknowledges that Newco A and Newco will become owners of partnership interests in LCR and, through LCR, the Physical Assets, and Buyer, Newco A and Newco accept each of the Physical Assets AS-IS, WHERE-IS, WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES SELLER HEREBY EXPRESSLY DISCLAIMS), OR RECOURSE, OTHER THAN AS EXPRESSLY SET FORTH HEREIN. MOREOVER, BUYER REPRESENTS AND ACKNOWLEDGES THAT IT IS FULLY FAMILIAR WITH THE BUSINESS AND OPERATING HISTORY OF LCR AND THE PHYSICAL ASSETS AND HAS NOT RELIED ON ANY STATEMENTS OR REPRESENTATIONS OF SELLER WITH RESPECT TO SAME.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Organization and Qualification. Seller is a Delaware corporation, duly organized and validly existing and in good standing under Delaware Law. CITGO LP is an Oklahoma corporation, duly organized and validly existing and in good standing under Oklahoma Law. CITGO GP is a Delaware corporation, duly organized and validly existing and in good standing under Delaware Law. Each of Seller, CITGO LP and CITGO GP has the

requisite corporate power and authority to carry on its business as it is now being conducted. Each of Seller, CITGO LP and CITGO GP is duly qualified as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.2 Due Authority. Seller has full corporate power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3 Conflicts and Approvals. Neither the execution and delivery by Seller of this Agreement nor the performance by Seller of its obligations hereunder will (A) violate or breach the terms of or cause a default under (i) any Law applicable to Seller, CITGO LP or CITGO GP, (ii) the certificate of incorporation or bylaws of Seller, CITGO LP or CITGO GP or (iii) any contract or agreement to which Seller, CITGO LP or CITGO GP is a party or by which any of their respective properties or assets are bound or (B) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (A) of this Section 3.3.

Section 3.4 Litigation. As of the date hereof there is no Litigation or Claim pending or, to the Knowledge of Seller, threatened against Seller, CITGO LP or CITGO GP except any Litigation or Claim that, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.5 Ownership of the CITGO LCR Interest. Seller, directly or indirectly, owns all of the outstanding shares of capital stock of CITGO GP and CITGO LP. Except as provided in the LCR Partnership Agreement, CITGO LP owns the CITGO LP Interest free and clear of all Liens. Except as provided in the LCR Partnership Agreement, CITGO GP owns the CITGO GP Interest free and clear of all Liens. Such partnership interests in LCR owned by CITGO GP and CITGO LP have been duly authorized and validly issued in accordance with the LCR Partnership Agreement, and, in the case of the CITGO LP Interest, are fully paid (to the extent required by the LCR Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303 and 17-607 of the Delaware LP Act).

Section 3.6 No Brokers. Other than as set forth in the Morgan Stanley Engagement Letter, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, its Affiliates or LCR.

Section 3.7 No Foreign Person. Neither CITGO GP nor CITGO LP is a “foreign person” with the meaning of Section 1445 of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization and Qualification. Each of Buyer, Newco A and Newco is a Delaware corporation, duly organized and validly existing and in good standing under Delaware Law and is in good standing under Texas Law. Each of Buyer, Newco A and Newco has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of Buyer, Newco A and Newco is duly qualified as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2 Due Authority. Buyer has full corporate power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by Buyer and, assuming the due authorization, execution, and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Conflicts and Approvals. Neither the execution and delivery by Buyer of this Agreement nor the performance by Buyer of its obligations hereunder will (A) violate or breach the terms of or cause a default under (i) any Law applicable to Buyer, Newco A or Newco, (ii) the certificate of incorporation or by-laws of Buyer, Newco A or Newco or (iii) any contract or agreement to which Buyer, Newco A or Newco is a party or by which any of their respective properties or assets are bound or (B), with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (A) of this Section 4.3.

Section 4.4 Litigation. As of the date hereof there is no Litigation or Claim pending or, to the Knowledge of Buyer, threatened against Buyer, Newco A or Newco except any Litigation or Claim that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.5 No Brokers. Other than as set forth in the Morgan Stanley Engagement Letter, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates.

Section 4.6 No Other Negotiations. Except for the sale process undertaken by Seller and Buyer in accordance with the terms of the Morgan Stanley Engagement Letter, which sale process has been completed, none of Buyer, Newco, Newco A or any of their respective Affiliates has negotiated with, committed to or agreed with any Person prior to the Closing Date, and has no present intention, to sell, assign, transfer or otherwise dispose of, directly or indirectly, all or any portion of the LCR Interests, the LCR Refinery or the equity interest in Newco A or Newco whether through a sale, joint venture, partnership or other similar transaction.

Section 4.7 Purchase as Investment. Buyer is purchasing the CITGO LCR Interest for its own account as an investment without the present intent to sell, transfer or otherwise distribute the CITGO LCR Interest to any other Person other than its Affiliates. Buyer, together with its directors, executive officers and advisors, is familiar with investments of the nature of the LCR Interests, understands that this investment involves certain risks, has adequately investigated LCR and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the CITGO LCR Interest, and is able to bear the economic risks of such investment.

ARTICLE V

COVENANTS

Section 5.1 Third-Party Notices; Consents; Litigation.

(a) The Parties agree that (i) Seller shall be solely responsible for giving or causing to be given all required notices to, and obtaining or causing to be obtained all required consents from, any and all Persons and Governmental Authorities in connection with the consummation of the transactions contemplated hereby that are required to be given or obtained by Seller, CITGO GP or CITGO LP to make Seller’s representations and warranties contained in ARTICLE III true and correct; (ii) Buyer shall be solely responsible for giving or causing to be given all required notices to, and obtaining or causing to be obtained all required consents from, any and all Persons and Governmental Authorities in connection with the consummation of the transactions contemplated hereby that are required to be given or obtained by Buyer, Newco A or Newco to make Buyer’s representations and warranties contained in ARTICLE IV true and correct; and (iii) Buyer shall be solely responsible for giving or causing to be given all required notices to, and obtaining or causing to be obtained all required consents from, any and all Persons and Governmental Authorities by LCR in connection with the consummation of the transactions contemplated hereby.

(b) Seller and Buyer shall each give prompt notice to the other of the receipt of any written notice or other written communication from (i) any Person alleging that the consent of such Person was required in connection with the transactions contemplated hereby, (ii) any Governmental Authority in connection with the transactions contemplated hereby, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any Claim relating to the consummation of the transactions contemplated hereby, and (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause a breach of the representations, warranties or covenants of such Party under this Agreement, or (B) delay or impede the ability of Buyer or Seller to fulfill their respective Obligations set forth herein.

(c) Buyer and Seller each agree to cooperate and to use commercially reasonable efforts to vigorously contest and to resist any Litigation or Claim of any Governmental Authority or other Person relating to the consummation of the transactions contemplated hereby.

Section 5.2 Further Assurances. Seller and Buyer each agree that from time to time after the Effective Time they will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement and the Other Agreements.

Section 5.3 Use of Name. Buyer acknowledges and agrees that after the Closing it shall not use Seller’s name or any similar name in the conduct of the Business or any other business, and, within 60 days after the Closing Date, Buyer shall change LCR’s name to a name that does not include, or is not similar to, the name “CITGO” or the name “LCR” and shall remove Seller’s name and the LCR name from the assets of LCR, including removing any signage with Seller’s name and the LCR name or logo from the assets of LCR.

Section 5.4 Taxes.

(a) The transaction for which provision is made in this Agreement shall be treated for U.S. federal income tax purposes as a sale by CITGO GP and CITGO LP of the CITGO LCR Interest to Newco A and Newco and the parties hereto shall take no position that is inconsistent therewith except as may be required by applicable Law.

(b) The items of income, gain, loss, deduction and credit recognized by LCR for the taxable year of LCR which includes the Effective Time shall be allocated among the partners of LCR (based on a closing of the books method as of the Effective Time) in accordance with the provisions of the LCR Partnership Agreement (other than Section 7.8 thereof), consistently applied based on past practice and custom. For the avoidance of doubt, neither CITGO GP nor CITGO LP shall be allocated any income, gain, loss or deduction of LCR attributable to periods after the Effective Time, except as provided in Section 2.7.

(c) Buyer shall cause the Tax Matters Partner to provide to Seller (i) information maintained by or readily available to the Tax Matters Partner and (ii) access to LCR’s information and books and records needed by Seller to calculate amounts pursuant to Code Section 751. Such information shall be delivered by the Tax Matters Partner to Seller when readily available and reasonably practicable but in all events on or before January 31, 2007. Any return or draft of the LCR partnership return provided to Seller pursuant to Section 8.3(A) of the LCR Partnership Agreement shall contain any statement required pursuant to Treas. Reg. § 1.743-1(k)(1)(i).

(d) Notwithstanding Section 2.8 of this Agreement, the Parties and the Tax Matters Partner hereby agree that, except as otherwise provided herein, Section 8.3 through Section 8.5 of the LCR Partnership Agreement shall remain in force as to any taxable periods during which CITGO LP and CITGO GP are partners for federal tax purposes and that:

(i) Lyondell GP or another person designated by Buyer shall be the Tax Matters Partner as defined in the LCR Partnership Agreement,

(ii) Seller shall only be entitled to drafts and final copies of Forms K-1 for tax years of LCR after the taxable year of LCR which includes the Effective Time,

(iii) No taxable income shall be allocated pursuant to Section 2.7 in a taxable year prior to the taxable year in which LCR receives any such insurance payment,

(iv) Buyer shall cause the Tax Matters Partner to provide to Seller for review a draft copy of the Forms K-1 for CITGO GP and CITGO LP for the taxable year of LCR which includes the Effective Time, including workpapers (e.g., book income to taxable income reconciliation, M-1/M-3 adjustments, allocations to partners, etc.) supporting the amounts reported thereon by January 31, 2007, and

(v) Buyer shall cause the Tax Matters Partner to provide to Seller a draft copy of the 2006 U.S. federal partnership return of LCR consistent with the provisions of Section 8.3 of the LCR Partnership Agreement, including Buyer’s rights to review and object to the tax treatment of an item on the income tax return, but only to the extent such item affects CITGO GP or CITGO LP.

Section 5.5 Oklahoma State Tax Payment.

(a) Buyer shall pay to Seller on March 15, 2007 (on or before 10:00 AM CST) an additional amount that is equal to the sum of:

(i) $87,353,746, and

(ii) 5.660378 percent of the sum of:

(A) 40.25 percent of Closing Net Working Capital,

(B) 40.25 percent of Closing Inventory, and

(C) Zero minus the CITGO LP Adjusted Tax Basis.

If Buyer does not make the payment under this Section 5.5 by the time set forth in this Section 5.5, Buyer shall pay Seller interest on the amount due under this Section 5.5 at the Applicable Rate from and including the day on which such payment was due to the day immediately preceding the date such payment is received by Seller.

(b) Notwithstanding any other provision of this Agreement, Buyer shall not be entitled to, or given access to, any Tax Returns and/or related work papers of Seller or its Affiliates.

(c) On or before October 20, 2007, Seller shall provide to Buyer an officer’s certificate signed by the Vice President of Finance and General Counsel of Seller confirming that CITGO LP (i) is subject to Oklahoma corporate income tax and (ii) has reported the entire 2006 gain from the sale of the CITGO LP Interest to the State of Oklahoma on its 2006 Oklahoma corporate income Tax Return as income allocable to Oklahoma, except for payments described in Section 2.7 and this Section 5.5. Further, if Seller were to file an amended income Tax Return in the State of Oklahoma for taxable year 2006 (or if Oklahoma were to force Seller to file such a return) which results in the certificate provided for in this Section 5.5 not being (wholly or partially) correct, (i) Seller shall notify Buyer within thirty (30) days after the filing of such return, and (ii) Seller shall make a true up payment to Buyer so that Seller retains only the percentage of the payment made pursuant to Section 5.5(a) that is equal to the percentage of such gain that was reported as income allocable to Oklahoma, and Seller shall increase any such true up payment by interest thereon at the Applicable Rate from and including the date at which the underlying payment was made to the date immediately preceding the date on which the true up payment is made.

(d) In the event the items as shown on the draft Forms K-1 as provided to Seller pursuant to Section 5.4(d)(iv) above are inconsistent with the items as shown on the Forms K-1 as filed with the 2006 U.S. federal income tax return of LCR (as discussed in Section 5.4(d)(v) above), an appropriate true-up of the amount calculated in Section 5.5(a) above will be calculated and paid, including interest thereon at the Applicable Rate, by the appropriate party on or before October 31, 2007.

Section 5.6 Change in Use of Bond-Financed Facilities. It is the understanding of Buyer that Seller has financed a portion of the Bond-Financed Facilities with the proceeds of tax-exempt bonds (the “Bonds”) and that in connection therewith Seller has undertaken certain covenants to preserve the tax-exempt status of the Bonds. If, at any time, Buyer or any other Person proposes to change or discontinue the current use of the Bond-Financed Facilities or to dispose of such Bond-Financed Facilities such that those Bond-Financed Facilities would cease to qualify as “exempt facilities” within the meaning of Sections 141(e) and 142(a) of the Code (each, a “Change in Use”), Buyer shall, as soon as possible, but in no event less than 120 days prior to the effectiveness of such Change in Use, notify Seller of such proposed Change in Use and its proposed timing.

Section 5.7 Access; Records. From and after the Effective Time, both Buyer and Seller will afford to the other Party and its authorized representatives reasonable access during normal business hours to, and permission to take copies of, any financial books, records or accounts related to the Business in the possession of such Party, and, if requested, will furnish to such other Party such additional information and cooperate with such other Party in such other respects, including the making of employees available to such other Party at such other Party’s expense as witnesses or deponents, as such other Party may reasonably request for (a) financial reporting, (b) tax or similar purposes or (c) purposes of investigating Claims or conducting Litigation. Notwithstanding the foregoing, neither Party shall have any obligation to provide access or copies of any records in its possession which are subject to any privilege or agreement of confidentiality. Buyer and Seller shall not destroy or dispose of any such books, records and accounts related to the Business for a period of at least seven years, or such longer period as may be required by applicable Law, after the Closing Date without first offering to surrender to the other Party such books, records and accounts which such Party may intend to destroy or dispose of.

Section 5.8 Independent Investigation. Buyer has completed its independent investigation, verification, analysis, review and evaluation of this Agreement, the Other Agreements and LCR, as Buyer has deemed necessary or appropriate. EXCEPT FOR THE REPRESENTATIONS EXPRESSLY MADE BY SELLER IN ARTICLE III, BUYER ACKNOWLEDGES AND AGREES THAT (a) THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY SELLER, EXPRESS OR IMPLIED, AS TO (i) THE PHYSICAL ASSETS, OR (ii) THE BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE BUSINESS, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE PURCHASE OF THE CITGO LCR INTEREST, BUYER HAS RELIED SOLELY UPON ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION; (b) SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER BY SELLER, ITS AFFILIATES OR LCR (INCLUDING ANY BACKCAST DATA, MODELS OR PRICE FORECASTS PROVIDED BY SELLER OR LCR, WHICH HAVE BEEN PROVIDED FOR ILLUSTRATION PURPOSES ONLY, ANY OTHER INFORMATION PROVIDED IN THE CONFIDENTIAL INFORMATION MEMORANDUM DATED MAY 2006, AS SUPPLEMENTED TO THE DATE OF THIS AGREEMENT, ANY CORRESPONDENCE FROM SELLER, ITS AFFILIATES OR LCR, ANY PRESENTATION BY THE MANAGEMENT OF LCR AND ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE TO BUYER, OR STATEMENTS MADE TO BUYER DURING SITE OR OFFICE VISITS, IN ANY DATAROOMS OR MANAGEMENT PRESENTATIONS); (c) NEITHER SELLER NOR ANY OF ITS AFFILIATES, HAVE MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS OR SAMPLES AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE PHYSICAL ASSETS OR THE BUSINESS; AND (d) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON OR UNDER ANY PORTION OF THE PHYSICAL ASSETS, COMPLIANCE WITH APPLICABLE LAWS AND AUTHORIZATIONS.

Section 5.9 Pipeline Line Space. Buyer has requested the assistance of Seller in arranging for the shipment of LCR’s refined products on the Colonial, Explorer and Eagle pipelines from LCR origins (the “Pipelines”); it being understood that in order for LCR to establish its own shipper history under the respective published proration tariffs of the Pipelines, LCR must nominate and ship products in its own name. Seller has advised Buyer that it will continue to ship products to its own customers on the Pipelines, particularly Colonial, after the Closing Date, but is willing to cooperate with LCR, if it is unable to acquire sufficient capacity on the Pipelines, in facilitating shipments or sales of LCR’s refined products for a period of twelve months after the termination of the Refined Products Transitional Products Sales Agreement; provided, however, that (i) the volume of refined products subject to this obligation of cooperation shall be consistent with Seller’s shipper history on the Pipelines for LCR origin products, (ii) Seller shall not be obligated to utilize capacity required to meet commitments to its own customers and (iii) Buyer shall reimburse Seller for any and all reasonable third party costs Seller may incur in providing such assistance and cooperation to the extent such costs are approved in advance by Buyer.

Section 5.10 Broker Fees. Seller shall pay all transaction fees and expenses payable by it under the Morgan Stanley Engagement Letter.

Section 5.11 Obligations of LCR.

(a) Except as specifically provided in Section 5.12, Buyer shall perform and satisfy, or shall cause LCR to perform and satisfy, all Obligations of LCR, including all Obligations in respect of any Claim, arising prior to, during or after the Seller’s Ownership Period in connection with (i) the Business, (ii) the operations of LCR or (iii) the ownership of the Physical Assets.

(b) Except as specifically provided for in Section 5.12, as between Seller and Buyer, Seller shall have no responsibility whatsoever for any Obligations arising prior to, during or after the Seller’s Ownership Period in connection with (i) the Business, (ii) the operations of LCR or (iii) the LCR Assets.

Section 5.12 MTBE Matters.

(a) Seller shall reimburse LCR for 41.25% of any amounts (net of any insurance proceeds or other recoupment actually received) actually paid by LCR in connection with (i) the final settlement of, or the issuance of a non-appealable judgment in connection with, any MTBE Matter and (ii) the defense of any MTBE Matter, including attorneys’ fees, costs and other expenses; provided, however, that LCR shall not agree to the settlement of any MTBE Matter without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(b) Buyer shall cause LCR at all times to retain separate counsel, subject to Seller’s prior written approval (which approval shall not be unreasonably withheld or delayed) in connection with the MTBE Matters, which shall (i) be responsible for representing the interests solely of LCR in the MTBE Matters, (ii) not represent Buyer or any of its Affiliates (excluding LCR) in the MTBE Matters or other Claims related to the MTBE Matters, (iii) provide copies to Seller of its billing statements to LCR, as well as other documents and information delivered to LCR, in connection with the MTBE Matters, and (iv) otherwise provide such information as may be reasonably requested by Seller and its counsel in connection with the MTBE Matters. Seller hereby confirms its consent to the continued retention of Nickens, Keeton, Lawless, Farrell and Flack LLP as counsel to LCR in connection with the MTBE Matters.

(c) Notwithstanding the termination of any agreement or undertaking between the Parties or their respective Affiliates with respect to matters between the Parties or their respective Affiliates, neither Party waives any of its rights or obligations under any such agreement or undertaking as it relates to MTBE Matters only, including without limitation, any indemnity rights or obligations under the Product Sales Agreement-Refined Products, the Product Sales Agreement-MTBE or the Tolling Agreement.

(d) Without limiting the generality of the foregoing provisions of this Section 5.12 and notwithstanding the termination of any agreement or undertaking between the Parties or their respective Affiliates with respect to matters between the Parties or their respective Affiliates, the Parties have agreed to reserve whatever rights each of them, acting as a Nonconflicted General Partner (as such term is defined in the LCR Partnership Agreement), would have had in the absence of a sale of the CITGO LCR Interest to Newco and Newco A, and to cause LCR to assert any Claims for indemnification, damages, or other relief against the other Party or its Affiliates in connection with amounts paid by LCR relating to the MTBE Matters. In order to effectuate the intent of this Section 5.12(d), Buyer shall cause LCR to assign to Seller any rights that LCR may have now or in the future to assert any such Claims against Buyer or its Affiliates (other than LCR) relating to MTBE Matters. In the event that either Party exercises its rights under this Section 5.12(d) to cause LCR to assert any such Claims against the other Party or its Affiliates, the Parties hereby agree that Seller and Buyer shall only be entitled to 41.25% and 58.75%, respectively, of any amounts recovered relating to any such Claim brought by such Party. Buyer hereby represents and warrants to Seller that it has not, prior to the Closing Date, extinguished, settled or otherwise compromised any such Claim that LCR may have now or in the future against Buyer or its Affiliates (other than LCR) relating to MTBE Matters.

Section 5.13 Employee Matters.

(a) Prior to the date hereof, Buyer has been permitted to interview each employee of Seller loaned to LCR who is listed on Schedule 5.13, and to offer each such employee continued employment with LCR after the Closing Date. Buyer will cause LCR to give each such employee no less than seven days in which to accept or reject any such employment offer.

(b) Buyer shall cause LCR to maintain (i) the Lyondell-CITGO Refining Company LTD. Retention Plan and the Lyondell-CITGO Refining Company LTD. Enhanced Severance Plan in accordance with their terms, and (ii) the Lyondell-CITGO Refining Company LTD. Executive Long Term Incentive Plan in accordance with its terms until any and all awards granted under that Plan as of the Effective Time are earned and paid. Buyer shall cause LCR to maintain and honor any of LCR’s annual bonus plans for the 2006 calendar year and to pay all bonus amounts due under such bonus plans pursuant to the objective formulae set forth therein. Such bonuses shall be reviewed in January or February of 2007 and payment of such bonuses shall occur no later than March 15, 2007.

(c) This Agreement shall not be construed to constitute a continuing commitment to provide any particular level of compensation, Benefit Plan or collective bargaining agreement beyond those provisions expressly set forth herein. LCR will have the option to amend or modify such compensation, Benefit Plan or collective bargaining agreement in accordance with its ordinary practices and all applicable Laws.

Section 5.14 Transfer of CITGO LCR Interest. Seller shall cause all of CITGO LP’s and CITGO GP’s rights, powers, privileges and interests in and to the CITGO LCR Interest free and clear from all Liens to be transferred to Newco A and Newco, and shall warrant and defend title to the CITGO LCR Interest unto Newco A and Newco, their successors and assigns, against any Claims.

ARTICLE VI

INDEMNIFICATION AND REMEDIES

Section 6.1 Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties hereto contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of twelve months after the Closing Date, and (b) each covenant and agreement of the Parties hereto contained in this Agreement which by its terms requires performance after the Closing Date shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed.

Section 6.2 Indemnification Provisions for Benefit of Buyer. Seller agrees to indemnify, defend and hold harmless each of the Buyer Indemnitees from and against any Losses or Claims actually suffered or incurred by them arising out of or related to the breach of any representation, warranty or covenant of Seller contained in this Agreement. No Claim may be asserted or commenced against Seller pursuant to this Section 6.2 unless written notice of such Claim is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the date on which the representation or warranty or covenant (as applicable) on which such Claim is based ceases to survive as set forth in Section 6.1.

Section 6.3 Indemnification Provisions for Benefit of Seller. Buyer agrees to indemnify, defend and hold harmless each of the Seller Indemnitees from and against any Losses or Claims actually suffered or incurred by them arising out of or related to the breach of any representation, warranty or covenant of Buyer contained in this Agreement. No Claim may be asserted or commenced against Buyer pursuant to this Section 6.3 unless written notice of such Claim is received by Buyer describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the date on which the representation or warranty or covenant (as applicable) on which such Claim is based ceases to survive as set forth in Section 6.1.

Section 6.4 Indemnification Procedures; Matters Involving Third Parties.

(a) A Seller Indemnitee or Buyer Indemnitee, as the case may be (for purposes of this Section 6.4, an “Indemnified Party”), shall give the indemnifying party under Section 6.2 and Section 6.3, as applicable (for purposes of this Section 6.4, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this ARTICLE VI except to the extent the Indemnifying Party is prejudiced by such failure.

(b) If any third party shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a Claim for indemnification against the Indemnifying Party under this ARTICLE VI, then the Indemnified Party shall promptly (and in any event within five Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing.

(c) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice.

(d) Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 6.4(c), the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

(e) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party.

(f) The Indemnifying Party shall have the right to enter into a settlement of a Claim on behalf of an Indemnified Party without its prior consent so long as the sole relief provided in the settlement is monetary damages that are paid in full by the Indemnifying Party. Buyer agrees that it, as the Indemnifying Party, will not agree, without first consulting with and obtaining the consent of Seller (which consent shall not be unreasonably withheld or delayed), to (i) an injunctive order binding on a Seller Indemnitee or (ii) a settlement containing an admission of liability or violation of Law by a Seller Indemnitee. If, after consulting with Buyer, Seller declines to give its consent to such injunctive order or proposed settlement, the Seller shall take over the defense of such Claim at its sole expense, it being understood that (A) in the case of a proposed settlement, Buyer shall pay over to Seller the amounts, if any, agreed to be paid by Buyer, as the Indemnifying Party, on behalf of, or allocable to, the Seller Indemnitee in connection with such proposed settlement and (B) Buyer shall have no further defense or indemnification obligations to a Seller Indemnitee with respect to such Claim under this ARTICLE VI.

Section 6.5 Determination of Recovery. The recovery under any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any, and further reduced by any net reduction in Taxes of the Indemnified Party (or the group of Affiliates of which it is a member) occasioned by such loss or damage after taking into account the recovery under such indemnification obligation). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 6.5. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any Claim for which it is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such Claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

Section 6.6 Limitations on Liability.

(a) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT THE REMEDIES SET FORTH IN THIS ARTICLE VI, INCLUDING THE SURVIVAL PERIODS SET FORTH ABOVE AND THE DISCLAIMERS SET FORTH IN SECTION 5.8, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF BUYER WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE OR OTHERWISE ASSERT ANY RIGHTS, REMEDIES OR RECOURSE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

(b) SELLER ACKNOWLEDGES AND AGREES THAT THE REMEDIES SET FORTH IN THIS ARTICLE VI, INCLUDING THE SURVIVAL PERIODS SET FORTH ABOVE, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF SELLER WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, SELLER HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE OR OTHERWISE ASSERT ANY RIGHTS, REMEDIES OR RECOURSE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

(c) NOTWITHSTANDING ANYTHING THAT MAY BE TO THE CONTRARY IN THIS AGREEMENT, NO INDEMNIFIED PARTY SHALL BE ENTITLED TO RECOVER FROM THE INDEMNIFYING PARTY ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES OR LOST PROFITS; PROVIDED, HOWEVER, THAT IF ANY INDEMNIFIED PARTY IS OBLIGATED TO PAY SUCH DAMAGES TO A PERSON THAT IS NOT AN AFFILIATE PURSUANT TO A CLAIM THAT IS ENTITLED TO INDEMNIFICATION HEREUNDER, THEN THE RECOVERY OF SUCH DAMAGES FROM THE INDEMNIFYING PARTY SHALL NOT BE EXCLUDED BY THIS SECTION.

(d) ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE VI, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

(e) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, THE BUYER INDEMNITEES SHALL HAVE NO RIGHTS TO RECOVERY OR INDEMNIFICATION, DIRECTLY OR INDIRECTLY, FOR ANY LIABILITIES ARISING IN RELATION TO ANY ENVIRONMENTAL MATTERS AND ALL RIGHTS OR REMEDIES WHICH ANY BUYER INDEMNITEE MAY HAVE

AGAINST SELLER AT OR UNDER APPLICABLE LAW (INCLUDING ANY ENVIRONMENTAL LAW) WITH RESPECT TO ANY LIABILITIES ARISING IN RELATION TO ANY ENVIRONMENTAL MATTERS, ARE EXPRESSLY WAIVED. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, BUYER AND ALL BUYER INDEMNITEES DO HEREBY AGREE, WARRANT AND COVENANT TO RELEASE, ACQUIT AND FOREVER DISCHARGE SELLER AND ALL SELLER INDEMNITEES FROM ANY AND ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF WHATSOEVER NATURE, INCLUDING WITHOUT LIMITATION ALL CLAIMS, DEMANDS AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE, COMMON OR CIVIL LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ANY ENVIRONMENTAL MATTERS. FOR THE AVOIDANCE OF DOUBT, THE PARTIES AGREE THAT ENVIRONMENTAL MATTERS DO NOT INCLUDE ANY MTBE MATTERS. FURTHER, IN THE EVENT BUYER OR BUYER INDEMNITEES SEEKS COST RECOVERY, CONTRIBUTION, OR INDEMNIFICATION AGAINST A PRIOR OWNER OF THE PHYSICAL ASSETS THAT RELATES TO OR IN ANY WAY ARISES OUT OF AN ENVIRONMENTAL MATTER, FOR PURPOSES OF CLARIFICATION, IT IS UNDERSTOOD AND AGREED THAT ANY CLAIM, WHETHER ARISING UNDER CONTRACT, STATUTE, COMMON LAW, OR OTHERWISE, MADE BY SUCH PRIOR OWNER AGAINST SELLER OR SELLER INDEMNITEES WITH RESPECT TO SUCH ENVIRONMENTAL MATTER SHALL BE AN ASSUMED OBLIGATION OF BUYER.

Section 6.7 Mutual Release. Except as specifically provided for in this Agreement, including, but not limited to, Section 2.7, Section 5.4, Section 5.5 and Section 5.12, each of Buyer and its Subsidiaries and Seller and its Subsidiaries hereby fully, unconditionally, completely, irrevocably and forever releases, discharges and covenants not to institute Litigation against each other and each other’s current and former Affiliates and all of their respective past and present officers, directors, partners, shareholders, members, employees, agents, insurers, attorneys and other representatives and each of their respective heirs, executors, predecessors, successors and assigns, from any and all manner of Claims, demands, Liens, agreements, contracts, covenants, promises, actions, variances, trespasses, suits, causes of action, controversies, Obligations, debts, dues, sums of money, accounts, attorneys’ fees, reckonings, bonds, bills, specialties, damages, judgments, expenses, executions, orders, affirmative defenses and other Obligations or liabilities of whatever kind or nature, direct or indirect, whether in law, equity, or otherwise, whether or not known at the Effective Time, suspected or claimed arising from, or which in any way relate to the LCR Partnership Agreement. Neither Seller nor Buyer shall receive from or be obligated to make payment of any money or other remuneration to any of the other Settling Parties in consideration of the settlement and release contemplated by this Section 6.7.

Section 6.8 Governing Law. This Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of Texas, without regard to the conflict of laws principles of Texas.

Section 6.9 Dispute Resolution. All controversies or disputes arising out of and related to this Agreement shall be resolved in accordance with the Dispute Resolution Procedures.

Section 6.10 Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties agrees, subject to Section 6.9 in the case of an arbitration, that it shall bring any action or proceeding in respect of any Claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state courts located in Harris County, Texas and solely in connection with Claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 7.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties to this Agreement. EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Amendment. This Agreement may not be amended except by an instrument in writing authorized by Seller and Buyer and signed by Seller and Buyer.

Section 7.2 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant Party at the following addresses or sent by facsimile to the following numbers:

If to Seller, to:

CITGO Petroleum Corporation

1293 Eldridge Parkway

Houston, Texas 77077

Attention: General Counsel

Telephone: (832) 486-5558

Facsimile: (832) 486-1817

with a copy to:

Curtis, Mallet-Prevost, Colt & Mosle LLP

101 Park Avenue

New York, New York 10178

Attention: Mark H. O’Donoghue

Telephone: (212) 696-6000

Facsimile: (212) 697-1559

If to Buyer, to:

Lyondell Chemical Company

One Houston Center

1221 McKinney Street, Suite 700

Houston, Texas 77010

Attention: General Counsel

Telephone: (713) 309-2665

Facsimile: (713) 309-2143

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Hugh Tucker

Telephone: (713) 229-1656

Facsimile: (713) 229-2856

or to such other address or facsimile number as Seller or Buyer may, from time to time, designate in a written notice given in accordance with this Section 7.2. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

Section 7.3 Public Announcements. Neither Seller nor Buyer will issue or make any press releases or similar public announcements concerning the transactions contemplated hereby or by the Other Agreements without the other Party’s prior written consent, which shall not be unreasonably withheld, except as may be required by applicable Law. In the event that a Party believes it is required to issue or make any press release or announcement, such Party shall give prompt notice thereof to the other Party.

Section 7.4 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller, and all costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer.

Section 7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.7 Assignment. This Agreement shall not be assigned by either Party except that either Party may assign its rights (but not its Obligations) hereunder to any direct or indirect wholly owned Subsidiary. Any purported assignment of this Agreement in violation of this Section 7.7 shall be null and void.

Section 7.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors, and to the benefit of (i) the Buyer Indemnitees, (ii) the Seller Indemnitees and (iii) Newco A and Newco, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.9 Failure or Indulgence Not Waiver. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 7.10 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 7.11 Counterparts. This Agreement may be executed in multiple counterparts and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.12 Entire Agreement. This Agreement (together with the Exhibits and the Schedules) constitute the entire agreement of the Parties hereto, and supersede all prior agreements and undertakings, both written and oral, among the Parties hereto, with respect to the transfer of the CITGO LCR Interest to Newco A and Newco.

Section 7.13 Mutual Form. Each Party acknowledges that, in the negotiation and drafting of this Agreement, it has been represented by, and relied upon the advice of, counsel of its choice. Each Party affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement. Therefore, each Party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first written above by its officer thereunto duly authorized.

CITGO PETROLEUM CORPORATION

By:	/s/ Alejandro Granado
Name:	Alejandro Granado
Title:

LYONDELL CHEMICAL COMPANY

By:	/s/ Dan F. Smith
Name:	Dan F. Smith
Title:	President and Chief Executive Officer

[Sale and Purchase Agreement]